Exhibit 99.1

TransDigm Announces Retirement of COO Jorge L. Valladares III and New Senior Management Appointments

Cleveland, Ohio, May 26, 2023 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) (“the Company”) announced today the upcoming retirement of Chief Operating Officer Jorge L. Valladares III, the appointment of Mr. Valladares to the Company’s Board of Directors, the appointment of Mike Lisman and Joel Reiss as Co-Chief Operating Officers, and the appointment of Sarah Wynne as Chief Financial Officer.
Retirement of Chief Operating Officer Jorge L. Valladares III
Mr. Valladares will retire at the end of the TransDigm’s 2023 fiscal year and has served as the Company’s Chief Operating Officer for the past four years. Mr. Valladares’ prior roles include co-COO, Executive Vice President, and President of three TransDigm operating units. Mr. Valladares will aid in the transition of his role to Mike and Joel until his retirement date. He has also joined the Company’s Board of Directors, effective as of today.
Mr. Stein, the Company’s President and Chief Executive Officer, stated, “During Jorge’s recent tenure as COO and across more than 25 years at the Company, he has been an integral part of the long-term value creation at TransDigm and a key player in the cultural preservation of the Company. Jorge has done a truly outstanding job, and we sincerely thank him for his dedication. We look forward to having Jorge continue to contribute to the growth of TransDigm as a member of the Company’s Board.”
Appointment of Mike Lisman and Joel Reiss as Co-Chief Operating Officers
Mr. Lisman, the Company’s Chief Financial Officer, and Mr. Reiss, an Executive Vice President of the Company, have now assumed the roles of co-COOs.
Mr. Lisman has served as the Company’s Chief Financial Officer for the past five years. Prior to becoming CFO, he worked at AeroFluid Products (a TransDigm operating unit) and on the Mergers & Acquisitions team at TransDigm. Before joining the Company, Mike worked at Warburg Pincus.
Mr. Reiss is a long-time employee of TransDigm, having joined the Company in 2000. He has been an Executive Vice President for the last eight years. Prior to that, Mr. Reiss served as President of Hartwell Corporation and President of Skurka Aerospace, both of which are operating units of TransDigm. Before becoming an operating unit President, Mr. Reiss was the Director of Operations at TransDigm’s Adams Rite Aerospace operating unit.
Appointment of Sarah Wynne as Chief Financial Officer
Ms. Wynne has assumed the role of Chief Financial Officer, after having served as TransDigm’s Chief Accounting Officer for the past five years. She brings strong experience in operational and GAAP accounting to her new assignment and has been with TransDigm for 20 years.

Before becoming the Company’s Chief Accounting Officer, she served as a Group Controller overseeing the financial reporting of several operating units. Prior to that, Ms. Wynne served as a Controller at the Company’s AeroFluid Products operating unit and held various accounting positions in TransDigm’s corporate office.
Mr. Stein, stated, “Sarah, Mike and Joel bring a unique mix of experience in a broad range of aerospace businesses to their new roles. They are experienced senior executives with proven track records. We are very excited to be able to promote internally-developed, long-term employees to each of these roles to continue to perpetuate our unique culture. I’m confident that they will continue to create the kind of value that has been the long-term hallmark of TransDigm.”
About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

2